Execution Version
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 21, 2025, is entered into by and among TeraWulf Inc., a Delaware corporation (“TeraWulf”), TeraCub Inc., a Delaware corporation (“Buyer”), Beowulf Electricity & Data LLC, a Delaware limited liability company (“Beowulf E&D”), Beowulf E&D (MD) LLC, a Delaware limited liability company (“Beowulf E&D (MD)”), Beowulf E&D (NY) LLC, a Delaware limited liability company (“Beowulf E&D (NY),” and together with Beowulf E&D and Beowulf E&D (MD), the “Acquired Companies”) (“TeraWulf”, and collectively with Buyer and the Acquired Companies, the “Service Providers” and each a “Service Provider”), and Heorot Power Holdings LLC, a Delaware limited liability company (“Company”). Each Service Provider and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not herein defined shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Beowulf E&D Holdings Inc. (“Seller”), Buyer, and TeraWulf are parties to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, whereby effective as of the date hereof, Buyer acquired the Acquired Companies from Seller (an Affiliate of Company); and
WHEREAS, as an integral aspect of the Transactions and to induce Seller to enter into the Purchase Agreement, the Service Providers agree to provide certain critical transitional services to Company and its Affiliates hereunder in order to facilitate Company’s and its Affiliates’ successful separation from the Acquired Companies and migration to fully independent services and systems currently and historically shared with one or more Acquired Company, subject in all respects to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Services. During the Service Period (as defined below), each Service Provider, acting directly or through their Affiliates or each of their respective employees, agents, contractors or independent third parties, agrees to provide to Company or its Affiliates those services set forth on Schedule 1 attached hereto, to the extent requested by Company from time to time within the Service Period (the “Services”). Except as expressly set forth in this Agreement, Service Providers shall not be obligated to provide or cause to be provided any service or goods to Company or its Affiliates. All of the obligations and liabilities of the Service Providers under this Agreement shall be on a joint and several basis.
2.    Service Period. Services shall be provided beginning on the date hereof and shall continue through the second (2nd)anniversary of the date of this Agreement, or such other date as may be mutually agreed in writing by Company and Service Providers, subject to early termination in accordance with this Section 2 or Section 3 (the “Service Period”). Company shall have the right to terminate any Service being provided to it, in whole or in part, upon ten (10) Business Days’ prior written notice to Service Providers.

3.    Term.
(a)    The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earlier of (i) the end of the Service Period, (ii) the earlier termination, in accordance with Section 2, of all of the Services, and (iii) the date on which this Agreement is terminated pursuant to Section 3(b) of this Agreement.
(b)    This Agreement may be terminated prior to the expiration of the Term:
i.    by Company if any Service Provider commits a material breach of any of its obligations under this Agreement and such breach (if capable of remedy) continues for a period of thirty (30) days following such Service Provider’s receipt of written notice of such breach from Company requesting such Service Provider to remedy such breach; and
ii.    by Service Providers if Company commits a material breach of any of its obligations under this Agreement and such breach (if capable of remedy) continues for a period of thirty (30) days following Company’s receipt of written notice of such breach from Services Providers requesting Company to remedy such breach.
(c)    In the event of any termination or expiration of this Agreement, all outstanding amounts due hereunder from Company to Service Providers up through and including the effective date of termination or expiration shall be paid by Company to Service Providers within ten (10) Business Days after such termination or expiration.
4.    Standard of Performance. The Service Providers shall individually and collectively maintain sufficient resources to perform all of their obligations hereunder. Except as otherwise provided in this Agreement, the Service Providers individually and collectively will provide, or cause to be provided, the Services, and otherwise perform their obligations under this Agreement in accordance with (a) any specific performance metrics for a particular Service that may be set forth on Schedule 1, (b) the policies, procedures, service levels and practices used to provide the Services to the Company and its Affiliates (including, as applicable, the Acquired Companies) during the twenty four (24)-month period immediately prior to the date hereof, (iii) the same degree of care, diligence, nature, quality, timeliness, priority and skill with which TeraWulf and the other Service Providers provide services similar to the Services for the benefit of TeraWulf and its Affiliates (including the other Service Providers), and (iv) applicable Law; provided, however, that in the event of a conflict among any of the foregoing, a commercially reasonable requirement on the Service Providers (individually and collectively) shall prevail (the “Service Standards”). The Parties agree to cooperate in good faith to ensure that the manner of Services provided by a Service Provider remains substantially similar to the manner in which such services were provided prior to the date hereof.
5.    Conflict with Laws. Notwithstanding any other provision of this Agreement to the contrary, Service Providers shall not be required to provide a Service to the extent the provision thereof would violate or contravene any applicable Law. To the extent that the provision of any such Service would violate any applicable Law, the Parties agree to work together in good faith to provide such Service in a manner which would not violate any applicable Law.

6.    Compensation. In consideration for Service Providers’ provision of the Services, Company shall pay Services Providers the quarterly fees set forth in Schedule 2 (the “Service Fees”). To the extent Service Providers incur third party expenses in the performance of the Services, Company shall reimburse Service Providers for the actual, reasonable and documented out-of-pocket costs and expenses (including pre-approved travel and accommodation) incurred by Service Providers to third parties in connection with providing the Services (such reimbursement, the “Reimbursable Fees”, and together with the Service Fees, the “Fees”). Service Providers will invoice Company on a quarterly basis in arrears for the Fees, and each invoice will be due and payable thirty (30) days after receipt by Company. The Company may pre-pay the Services Fees for any quarterly periods at its election.
7.    Transition Managers(a)    . The Service Providers will, promptly following the date hereof, collectively appoint and designate a qualified individual to act as their initial services manager (the “Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Services and have authority to act on each of the Service Provider’s behalf with respect to all matters relating to this Agreement. The Services Manager shall work with the personnel of the Service Providers to periodically address issues and matters raised by Company relating to this Agreement.
(b)    Company will, promptly following the date hereof, appoint and designate a qualified individual to act as its initial manager (the “Company Manager”), who shall be directly responsible for coordinating and managing the receipt of the Services and have authority to act on Company’s behalf with respect to all matters relating to this Agreement. The Company Manager shall work with the personnel of the Company and its Affiliates to periodically address issues and matters raised by the Service Providers relating to this Agreement.
8.    Indemnification.
(a)    By Service Providers. Each Service Provider, jointly and severally, will indemnify, defend and hold harmless Company and its Representatives from and against any and all damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder (individually and collectively, “Losses”) incurred by Company and/or its Representatives relating to or resulting from (a) a breach of this Agreement by any Service Provider, (b) Service Providers’ provision of the Services or (c) third party claims arising out of the Services, except for Losses relating to or resulting from the fraud, negligence or willful misconduct of, or the breach of this Agreement by, the Company or its Representatives.
(b)     By Company. Company will indemnify, defend and hold harmless each Service Provider, its Affiliates and its and their respective Representatives from and against any Losses relating to or resulting from (a) a breach of this Agreement by Company, (b) Service Providers’ provision of the Services, or (c) a third party claim arising out of the Services, except for Losses relating to or resulting from the fraud, negligence or willful misconduct of, or the breach of this Agreement by, any Service Provider or its Representatives.
(c)    Indemnification Procedure. All claims for indemnification pursuant to this Section 8 shall be made in accordance with the procedures set forth in Section 9.6 (Indemnification Procedures) of the Purchase Agreement, which shall apply mutatis mutandis to claims for indemnification pursuant to this Section 8.

9.    LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY STATED IN THIS AGREEMENT OR AS PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, ONLY TO THE EXTENT THE FOREGOING WERE NOT THE NATURAL, PROBABLE, AND REASONABLY FORESEEABLE CONSEQUENCES OF A BREACH HEREUNDER; PROVIDED THAT IN NO EVENT SHALL ANY AMOUNTS PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM BE DEEMED NON-REIMBURSABLE DAMAGES.
10.    Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile or e-mail) and shall be sent, delivered or mailed, addressed or e-mailed:
(a)    if to Company, to:

Heorot Power Holdings LLC 5 Federal Street Easton, MD 21601
with a copy (which shall not constitute notice) to:

Bracewell LLP 2001 M. Street, NW Washington, DC 20036 Attention: Hans P. Dyke E-Mail: hans.dyke@bracewell.com

(b)    if to Service Providers, to:

TeraCub Inc. 9 Federal Street, Easton Maryland 21601 Attn: Stefanie Fleishmann E-mail: fleischmann@terawulf.com with a copy (which shall not constitute notice) to: Reed Smith LLP 2850 N. Harwood St., STE 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt Email: LReinhardt@reedsmith.com

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by e-mail. Each such notice, request or communication shall be effective (x) if mailed, three calendar days after mailing at the address specified in this section (or in accordance with the latest unrevoked written direction from such Party), (y) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this section (or in accordance with the latest unrevoked written direction from the receiving Party), and (z) if by e-mail, upon delivery; provided, that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.
11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
12.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
13.    Amendments and Waivers. Except for early termination of one or more Services by Company as contemplated by Section 2, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by the other Parties with any term or provision of this Agreement that such other Parties were or are obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
14.    Entire Agreement; No Third Party Beneficiaries. This Agreement and the Purchase Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
15.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof that would result in the imposition of another state’s Law.
16.    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof pursuant to Section 17, this being in addition to any other remedy to which they are entitled at law or in equity.

17.    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County, New York or the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate court therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) courts of the State of New York located in New York County, New York or (b) the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate courts there from) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.    Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no Party to this Agreement may assign or delegate, in whole or in part (whether by operation of law or otherwise), this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, and any assignment or delegation without such prior written consent shall be null and void ab initio; provided, that Company may assign its right to receive Services to its Affiliates as necessary. No assignment shall relieve the assigning Party of any of its obligations hereunder. Except as expressly set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
19.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
20.    Interpretation. Unless otherwise defined in this Agreement, the provisions of Section 1.2 (Construction) of the Purchase Agreement, as applicable, are incorporated herein by reference, mutatis mutandis.
21.    No Joint Venture. Each Service Provider, its Affiliates and each of its and their respective employees, agents and Representatives shall be independent contractors with respect to the Services provided hereunder. Notwithstanding the actual relationship between the Parties, this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties.
22.    Treatment of Confidential Information.
(a)    The Parties shall not, and shall cause all other Persons providing or receiving Services or having access to facilities hereunder not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party or its Affiliates; provided, however, that each Party may disclose Confidential Information of the other Party or its Affiliates, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; or (ii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process that compels disclosure by the disclosing Party. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information.
(b)    Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party or its Affiliates by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature.
(c)    Each Party shall cause its and each of its Affiliate’s Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as bind the Party in advance of the disclosure of any such Confidential Information to them.
(d)    Each Party shall comply with, and shall cause its Affiliates to comply with, all applicable Laws (including state, federal and foreign privacy and Data Protection Legislation) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information.
23.    Further Assurances. From time to time during the Services Period, each Party shall, and shall cause its Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to permit provision of Services as may be reasonably requested by the other Party.
24.    Survival. The following provisions shall survive the termination or expiration of this Agreement indefinitely: Sections 3(c), 6 through 24.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SERVICE PROVIDERS:

TERAWULF INC.

By: /s/ Nazar Khan
Name: Nazar Khan
Title: Chief Technology Officer

TERACUB INC.

By: /s/ Nazar Khan
Name: Nazar Khan
Title: Chief Technology Officer

BEOWULF ELECTRICTY & DATA LLC

By:/s/ Daniel Stewart
Name: Daniel Stewart
Title: President

BEOWULF E&D (MD) LLC

By:/s/ Daniel Stewart
Name: Daniel Stewart
Title: President

BEOWULF E&D (NY) LLC

By:/s/ Daniel Stewart
Name: Daniel Stewart
Title: President

[Signature Page to Transition Services Agreement]

COMPANY:

HEOROT POWER HOLDINGS LLC

By:/s/ Paul Prager
Name: Paul Prager
Title: President
[Signature Page to Transition Services Agreement]

SCHEDULE 1

SERVICES

Service	Scope
Tax and Accounting
    Support the transition of accounting personnel, processes and activity to ensure continuity of filings and reporting of the Company and its Affiliates consistent with their respective pre-Closing operations.

Human Resources and Payroll	Support the transition of human resources and payroll processes and activity to ensure continuity of coverage of the Company and its Affiliates consistent with their respective pre-Closing operations.
Treasury
    Support the transition of treasury processes and activity to ensure continuity of banking relationships and cash management of the Company and its Affiliates consistent with their respective pre-Closing operations.

Environmental, Health and Safety
    Support the transition of environmental, health and safety processes and activity to ensure continuity of environmental compliance and oversight and implementation of safety standards and emergency planning of the Company and its Affiliates consistent with their respective pre-Closing operations.

Legal	Support the Company and its Affiliates on contract and regulatory matters and proceedings to ensure continuity of activities and operations consistent with their respective pre-Closing operations.
Insurance
    Support the transition of insurance personnel, processes and activity to ensure continuity of insurance coverage of the Company and its Affiliates consistent with their respective pre-Closing operations.

Employee Benefits	Support the transition of employee benefits (and related) matters to ensure continuity of benefits coverage of the Company and its Affiliates consistent with their respective pre-Closing operations.
Information Technology
    Support the separation of shared IT systems and infrastructure; transfer of hardware, software and configurations, and migration of Acquired Companies’ data so that Company and its Affiliates can be operated independently at the end of the Service Period. Such separation, transfer and migration shall include, but not be limited to:
o    migration or retention (as applicable) of applicable system configuration and historical data related to the Company and its Affiliates;
o    migration or retention (as applicable) of Office 365 tenants, configuration, and data related to the Company and its Affiliates;
o    transfer or retention (as applicable) of telecommunications service, including but not limited to network connectivity, internet, and wireless services;
o    transfer or retention (as applicable) of any and all administrator passwords on software and systems related to the Company and its Affiliates; and
o    transfer of hardware or other property of the Company and its Affiliates to the extent located at sites owned or leased by an Acquired Company (which, for the avoidance of doubt, shall not include any Assets).

[Schedule 1 – Services]

Contracts Notification and Assignment
    Assist Company in identifying any contracts for services that are provided to the Acquired Companies where Company, its Affiliates and/or subsidiaries is named as the contract counterparty, and assist Company with any transfers, assignments or notifications related to such contracts.

Record Keeping
    Support the transition of management and supervision of relevant record keeping personnel, processes and activity to ensure continuity of record keeping of the Company and its Affiliates consistent with their respective pre-Closing operations.

Customer and Vendor Relationships
    Support the Company and its Affiliates with their respective customer, vendor and other counterparty relationships to ensure continuity of the relationships consistent with their respective pre-Closing operations.

Engineering and Project Development	Support the Company and its Affiliates with engineering and project development services to ensure continuity of activities and operations consistent with their respective pre-Closing operations.
Site and Construction Services
    Support the Company and its Affiliates on and with their respective properties, including, without limitation, on leasing matters and with respect to construction activities thereon, to ensure continuity of site activity and operations consistent with their respective pre-Closing operations

Unused Office Space
    To the extent that any office space leased by TeraWulf or its Affiliates (including office space owned by any Affiliate of Company) is unused by TeraWulf, the Company and its Affiliates may use such space.

General
    Provide other resources and support as needed to ensure continuity of the Company’s and its Affiliates operations following the Closing during the Service Period.

    Make available the appropriate Employees to provide the Services and to coordinate with the Company as reasonably required in the performance of the Services.

[Schedule 1 – Services]

SCHEDULE 2

SERVICE FEE SCHEDULE

Quarterly Fee: $100.00
[Schedule 2 – Service Fee Schedule]